Exhibit 99.1

Nevro Reports Fourth Quarter and Full Year 2018 Financial Results

Redwood City, Calif., February 21, 2019 - Nevro Corp. (NYSE: NVRO), a global medical device company that is providing innovative evidence-based solutions for the treatment of chronic pain, today reported financial results for the fourth quarter and full year ended December 31, 2018.

2018 Accomplishments and Recent Highlights

•	Hired Michael Carter as Vice President, Global Sales to lead worldwide sales organization
•	Launched Senza II: a smaller-footprint, advanced battery system with 10+ year life, and subsequently received FDA Approval for Conditional Full Body MRI
•

Published a global registry of long-term real-world outcomes in 1,660 HF10 patients in Annals of Clinical and Translational Neurology. The long-term responder rates were 78%, nearly equivalent to those in SENZA-RCT. Furthermore, the overall explant rate in these patients was 3.7% all-cause, and 1.2% due to ineffective relief

•	Presented positive clinical trial results at the 21st Annual Meeting of the North American Neuromodulation Society (NANS) which took place in January 2019 in Las Vegas, including:
o	Twelve-month results in chronic intractable neck and/or upper limb pain (SENZA-ULN)
o	Interim two-year data of peripheral polyneuropathy (SENZA-PPN)
o	Twelve-month data of chronic abdominal pain (SENZA-CAP)
o	Interim twelve-month data of chronic pelvic pain (SENZA-CPP)
•	Successfully defended our intellectual property against Boston Scientific in the U.S., which allows us to continue to maintain exclusivity in delivering our proprietary HF10 therapy
•	Began enrollment in Randomized Controlled Trials (RCT) in two areas of unmet need -- painful diabetic neuropathy and non-surgical refractory back pain

Fourth Quarter Financial Results

Revenue for the fourth quarter of 2018 was $107.9 million, a 10% increase compared to $98.0 million during the prior year quarter. U.S. revenue for the fourth quarter of 2018 was $91.6 million, a 13% increase over $81.1 million in the prior year period. International revenue was $16.3 million, compared to $16.9 million in the prior year period, which was a 1% increase on a constant currency basis or a 4% decrease on an as-reported basis. The increase in U.S. revenue was primarily attributable to the continued adoption of the Senza system.

Gross profit for the fourth quarter of 2018 was $76.2 million compared to $69.5 million in the prior year period.  Gross margins were 70.5% in the fourth quarter of 2018 compared to 71.0% in the prior year period.

Operating expenses for the fourth quarter of 2018 were $84.8 million, an 18% increase compared to $71.7 million in the prior year period. Higher operating expenses were primarily driven by increased headcount and related costs.

Loss from operations for the fourth quarter of 2018 was $8.6 million compared to $2.2 million for the same period of the prior year.

Full Year 2018 Financial Results

Revenue for the full year 2018 was $387.3 million, a 19% increase, as reported, compared to $326.7 million in 2017.  U.S. revenue was $321.8 million, a 22% increase compared to $263.5 million in the prior year.  International revenue was $65.5 million compared to $63.2 million in 2017, which was a 2% increase on a constant currency basis or a 4% increase on an as-reported basis.

Gross profit for the full year 2018 was $273.3 million, a 20% increase compared to $227.7 million in 2017. Gross margins were 70.6% for the full year 2018, a 90-basis point increase compared to 69.7% gross margin in 2017.

Operating expenses for the full year 2018 were $315.1 million, a 22% increase compared to $257.3 million in 2017.  Higher operating expenses were primarily driven by increased headcount and related costs especially in the second half of 2018.

Loss from operations for the full year 2018 was $41.7 million, a 41% increase compared to $29.6 million in 2017.

The balance of cash, cash equivalents and short-term investments was $264.5 million as of December 31, 2018 compared to $269.3 million at December 31, 2017.

2019 Revenue Guidance

Nevro expects 2019 worldwide revenue in the range of $400 to $410 million, which anticipates growth in U.S. revenues partially offset by declines in reported international revenue, primarily driven by reimbursement changes in Australia.

Webcast and Conference Call Information

Management will host a conference call today beginning at 1:30 p.m. PT / 4:30 p.m. ET. Investors interested in listening to the conference call may do so by dialing (833) 286-5807 in the U.S. or (647) 689-4452 internationally, using Conference ID: 6773635.  In addition, a live webcast will be available on the “Investors” section of the company’s website at: www.nevro.com and will also be archived there.

About Nevro

Headquartered in Redwood City, California, Nevro is a global medical device company focused on providing innovative products that improve the quality of life of patients suffering from debilitating chronic pain. Nevro has developed and commercialized the SENZA® spinal cord stimulation (SCS) system, an evidence-based, non-pharmacologic neuromodulation platform for the treatment of chronic pain. The SENZA® system is the only SCS system that delivers Nevro's proprietary HF10™ therapy. Senza, Senza II, HF10, Nevro and the Nevro logo are trademarks of Nevro.

Forward-Looking Statements

In addition to historical information, this press release contains forward-looking statements with respect to our business, capital resources, revenue projections, strategic initiatives and growth, reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including continuing adoption of, and interest in, Senza in the U.S. and international markets; and our expectations for worldwide revenue for the full year 2019. These forward-looking statements are based upon information that is currently available to us or our current expectations, speak only as of the date hereof, and are subject to numerous risks and uncertainties, including our ability to successfully commercialize our products; our ability to manufacture our products to meet demand; the level and availability of third-party payor reimbursement for our products; our ability to effectively manage our anticipated growth; our ability to protect our intellectual property rights and proprietary technologies; our ability to operate our business without infringing the intellectual property rights and proprietary technology of third parties; competition in our industry; additional capital and credit availability; our ability to attract and retain qualified personnel; and product liability claims. These factors, together with those that are described in greater detail in our Annual Report on Form 10-K that we expect to file on February 21, 2019, as well as any reports that we may file with the SEC in the future, may cause our actual results, performance or achievements to differ materially and adversely from those anticipated or implied by our forward-looking statements. We expressly disclaim any obligation, except as required by law, or undertaking to update or revise any such forward-looking statements. Our results for the full year and quarter ended December 31, 2018 are not necessarily indicative of our operating results for any future periods.

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Investor Relations Contact:

Juliet Cunningham

Nevro Investor Relations
ir@nevro.com

Nevro Corp.

Consolidated Statements of Operations and Comprehensive Loss

(in thousands, except share and per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2018	2017	2018	2017
	(unaudited)
Revenue	$107,944	$97,963	$387,289	$326,674
Cost of revenue	31,790	28,451	113,965	98,981
Gross profit	76,154	69,512	273,324	227,693
Operating expenses:
Research and development	13,480	9,943	48,459	37,560
Sales, general and administrative	71,277	61,741	266,608	219,712
Total operating expenses	84,757	71,684	315,067	257,272
Loss from operations	(8,603)	(2,172)	(41,743)	(29,579)
Other income (expense):
Interest income (expense), net	(1,194)	(1,616)	(5,530)	(6,738)
Other income (expense), net	(319)	(131)	(1,164)	1,067
Loss before income taxes	(10,116)	(3,919)	(48,437)	(35,250)
Provision for (benefit from) income taxes	(509)	392	768	1,408
Net loss	(9,607)	(4,311)	(49,205)	(36,658)
Changes in foreign currency translation adjustment	(141)	(319)	(37)	(360)
Changes in gains (losses) on short-term investments	11	(311)	202	(204)
Net change in other comprehensive loss	(130)	(630)	165	(564)
Comprehensive Loss	$(9,737)	$(4,941)	$(49,040)	$(37,222)
Net loss per share, basic and diluted	$(0.32)	$(0.15)	$(1.64)	$(1.25)
Weighted average shares used to compute net loss per share, basic and diluted	30,214,454	29,664,926	30,051,961	29,424,054

Nevro Corp.

Consolidated Balance Sheets

(in thousands, except share and per share data)

	December 31,	December 31,
	2018	2017

Assets
Current assets
Cash and cash equivalents	$51,266	$42,845
Short-term investments	213,281	226,467
Accounts receivable, net	80,656	67,287
Inventories, net	92,035	98,119
Prepaid expenses and other current assets	6,621	6,463
Total current assets	443,859	441,181
Property and equipment, net	12,801	8,819
Other assets	5,850	3,250
Restricted cash	606	806
Total assets	$463,116	$454,056
Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$23,505	$18,492
Accrued liabilities and other	38,909	39,512
Total current liabilities	62,414	58,004
Long-term debt	152,394	145,019
Other long-term liabilities	2,825	1,861
Total liabilities	217,633	204,884
Stockholders’ equity
Common stock, $0.001 par value, 290,000,000 shares authorized, 30,263,536 and 29,737,561 shares issued and outstanding at December 31, 2018 and 2017, respectively	30	30
Additional paid-in capital	552,612	508,228
Accumulated other comprehensive loss	(1,077)	(1,242)
Accumulated deficit	(306,082)	(257,844)
Total stockholders’ equity	245,483	249,172
Total liabilities and stockholders’ equity	$463,116	$454,056

SOURCE Nevro Corp.